Earnings Release May 1, 2019
Holly Energy Partners, L.P. Reports First Quarter Results

•	Reported net income attributable to HEP of $51.2 million or $0.49 per unit

•	Announced 58th consecutive quarterly distribution increase to $0.6700 per unit, a 2.3% increase over first quarter 2018

•	Reported EBITDA of $93.5 million and distributable cash flow of $70.6 million providing a 1.03x distribution coverage ratio
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the first quarter of 2019. Net income attributable to HEP for the first quarter was $51.2 million ($0.49 per basic and diluted limited partner unit) compared to $46.2 million ($0.44 per basic and diluted limited partner unit) for the first quarter of 2018.
Distributable cash flow was $70.6 million for the quarter, up $1.5 million, or 2.2% compared to the first quarter of 2018. HEP announced its 58th consecutive distribution increase on April 18, 2019, raising the quarterly distribution from $0.6675 to $0.6700 per unit, which represents an increase of 2.3% over the distribution for the first quarter of 2018.
The increase in net income attributable to HEP was mainly due to higher crude oil pipeline volumes around the Permian Basin, higher revenues on our refinery processing units, and contractual tariff escalators. These gains were partially offset by higher interest expense.
Commenting on our 2019 first quarter results, George Damiris, Chief Executive Officer, stated, “HEP delivered strong financial results for the first quarter driven by the continued growth of our crude pipeline volumes and seasonal strength on the UNEV system, which allowed us to maintain our record of quarterly distribution increases.
“Looking forward, we remain optimistic about our organic growth potential. HEP remains on track to continue growing our distribution while maintaining a distribution coverage ratio of 1.0x for the full year 2019.”
First Quarter 2019 Revenue Highlights
Revenues for the quarter were $134.5 million, an increase of $5.6 million compared to the first quarter of 2018. The increase was mainly attributable to higher crude oil pipeline volumes around the Permian Basin, which contributed to an increase in overall pipeline volumes of 5%, higher revenues on our refinery processing units and contractual tariff escalators.

•
Revenues from our refined product pipelines were $36.3 million, an increase of $1.5 million, on shipments averaging 211.9 thousand barrels per day ("mbpd") compared to 217.0 mbpd for the first quarter of 2018. The volume decrease was mainly due to pipelines servicing HollyFrontier Corporation's ("HFC" or "HollyFrontier") Woods Cross refinery, which had lower throughput due to operational issues at the refinery during the quarter partially offset by higher volumes from Delek. The increase in revenues was mainly due to higher Delek volumes and contractual tariff escalators.

•	Revenues from our intermediate pipelines were $7.3 million, a decrease of $1.2 million compared to the first quarter of 2018, on shipments averaging 130.8 mbpd compared to 127.0 mbpd for the first quarter of 2018. The decrease in revenue was primarily attributable to a decrease in deferred revenue realized.

•
Revenues from our crude pipelines were $31.5 million, an increase of $2.7 million, on shipments averaging 527.3 mbpd compared to 486.4 mbpd for the first quarter of 2018. The increases were mainly attributable to increased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah.

•
Revenues from terminal, tankage and loading rack fees were $37.6 million, a decrease of $0.6 million compared to the first quarter of 2018. Refined products and crude oil terminalled in the facilities averaged 442.7 mbpd compared to 452.8 mbpd for the first quarter of 2018. The volume decrease and associated revenue decrease were mainly due to the planned turnaround at HFC's Tulsa refinery and operational issues at HFC's El Dorado refinery in the first quarter of 2019.

•
Revenues from refinery processing units were $21.8 million, an increase of $3.3 million, on throughputs averaging 65.8 mbpd compared to 66.9 mbpd for the first quarter of 2018. The increase in revenue was mainly due to an adjustment in revenue recognition and contractual rate increases.

Operating Costs and Expenses Highlights
Operating costs and expenses were $64.0 million for the three months ended March 31, 2019, representing a decrease of $0.5 million from the three months ended March 31, 2018. The decrease was mainly due to lower professional services costs and lower amortization of intangible assets and asset retirement obligations partially offset by higher property taxes and employee compensation expenses.
Interest expense was $19.0 million for the three months ended March 31, 2019, representing an increase of $1.4 million over the same period of 2018. The increase was mainly due to higher average balances outstanding under our senior secured revolving credit facility and market interest rate increases under that facility.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://78449.themediaframe.com/dataconf/productusers/hep/mediaframe/29217/indexl.html

An audio archive of this webcast will be available using the above noted link through May 15, 2019.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties.

Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Delek US Holdings, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31,		Change from
	2019	2018	2018
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$20,732	$21,294	$(562)
Affiliates – intermediate pipelines	7,281	8,469	(1,188)
Affiliates – crude pipelines	21,121	19,797	1,324
	49,134	49,560	(426)
Third parties – refined product pipelines	15,604	13,582	2,022
Third parties – crude pipelines	10,362	9,027	1,335
	75,100	72,169	2,931
Terminals, tanks and loading racks:
Affiliates	32,406	33,334	(928)
Third parties	5,172	4,847	325
	37,578	38,181	(603)

Affiliates - refinery processing units	21,819	18,534	3,285

Total revenues	134,497	128,884	5,613
Operating costs and expenses
Operations	37,519	36,202	1,317
Depreciation and amortization	23,824	25,142	(1,318)
General and administrative	2,620	3,122	(502)
	63,963	64,466	(503)
Operating income	70,534	64,418	6,116

Equity in earnings of equity method investments	2,100	1,279	821
Interest expense, including amortization	(19,022)	(17,581)	(1,441)
Interest income	528	515	13
Gain (loss) on sale of assets and other	(310)	86	(396)
	(16,704)	(15,701)	(1,003)
Income before income taxes	53,830	48,717	5,113
State income tax expense	(36)	(82)	46
Net income	53,794	48,635	5,159
Allocation of net income attributable to noncontrolling interests	(2,612)	(2,467)	(145)
Limited partners’ interest in net income	$51,182	$46,168	$5,014
Limited partners’ earnings per unit—basic and diluted	$0.49	$0.44	$0.05
Weighted average limited partners’ units outstanding	105,440	103,836	1,604
EBITDA(1)	$93,536	$88,458	$5,078
Distributable cash flow(2)	$70,599	$69,099	$1,500

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	130,807	144,805	(13,998)
Affiliates – intermediate pipelines	130,830	126,993	3,837
Affiliates – crude pipelines	400,797	360,409	40,388
	662,434	632,207	30,227
Third parties – refined product pipelines	81,064	72,239	8,825
Third parties – crude pipelines	126,496	126,014	482
	869,994	830,460	39,534
Terminals and loading racks:
Affiliates	373,912	390,481	(16,569)
Third parties	68,765	62,352	6,413
	442,677	452,833	(10,156)

Affiliates – refinery processing units	65,837	66,875	(1,038)

Total for pipelines and terminal assets (bpd)	1,378,508	1,350,168	28,340

(1)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Net income attributable to Holly Energy Partners	$51,182	$46,168
Add (subtract):
Interest expense	18,256	16,824
Interest Income	(528)	(515)
Amortization of discount and deferred debt charges	766	757
State income tax (benefit) expense	36	82
Depreciation and amortization	23,824	25,142
EBITDA	$93,536	$88,458

(2)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2019	2018
	(In thousands)
Net income attributable to Holly Energy Partners	$51,182	$46,168
Add (subtract):
Depreciation and amortization	23,824	25,142
Amortization of discount and deferred debt charges	766	757
Revenue recognized greater than customer billings	(3,034)	(1,681)
Maintenance capital expenditures (3)	(735)	(318)
Decrease in environmental liability	(278)	(140)
Decrease in reimbursable deferred revenue	(1,579)	(1,177)
Other non-cash adjustments	453	348
Distributable cash flow	$70,599	$69,099

(3)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	March 31,	December 31,
	2019	2018
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$11,540	$3,045
Working capital	$21,841	$8,577
Total assets	$2,162,220	$2,102,540
Long-term debt	$1,438,054	$1,418,900
Partners' equity (4)	$412,117	$427,435

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511